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                                                                    Exhibit 23.2

                   Consent of Independent Public Accountants

The Board of Directors
Enfield Federal Savings and Loan Association

We consent to the use of our report, including the summary or quotation of such report, in the Registration Statement on Form SB-2 filed by New England Bancshares, Inc. and the Notice of Mutual Holding Company Reorganization on Form MHC-1 and the Application for Approval of a Minority Stock Issuance on Form MHC-2 filed by Enfield Federal Savings and Loan Association and to the reference to our firm under the heading "Experts" in the Prospects, which is part of the Registration Statement on Form SB-2 for New England Bancshares, Inc.


                                          /s/ Shatswell, MacLeod & Company, P.C.
                                          SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
February 14, 2002